Exhibit 4.2

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of November 20, 2013 (the “Fifth Supplemental Indenture”), among INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED, a company duly organized and existing under the laws of Bermuda (the “Company”), INGERSOLL-RAND INTERNATIONAL HOLDING LIMITED, a company duly organized and existing under the laws of Bermuda (the “Guarantor”), INGERSOLL-RAND COMPANY, a company duly organized and existing under the laws of the State of New Jersey (the “New Co-Obligor”) and WELLS FARGO BANK, N.A., a national banking association, acting as Trustee under the Indenture, as defined herein (the “Trustee”)
RECITALS:
WHEREAS, the Company, the Guarantor and the Trustee are parties to that certain Indenture, dated as of August 12, 2008 (as supplemented, the “Indenture”), as supplemented by the First Supplemental Indenture dated as of August 15, 2008, the Second Supplemental Indenture dated as of April 3, 2009, the Third Supplemental Indenture dated as of April 6, 2009 and the Fourth Supplemental Indenture dated as of June 29, 2009;
WHEREAS, the New Co-Obligor desires to assume, jointly and severally with the Company, the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the Securities issued under the Indenture, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company;
WHEREAS, Section 901 of the Indenture provides, among other things, that, the Company, the Guarantor and the Trustee may amend or supplement the Indenture, without the consent of any Holder, to make any provisions with respect to matters or questions arising under the Indenture that do not adversely affect the interests of Holders under the Indenture, in any material respect;
WHEREAS, the Company and the Guarantor have determined that this Fifth Supplemental Indenture complies with Section 901 of the Indenture and does not require the consent of any Holders and, on the basis of the foregoing and in reliance on an Officer’s Certificate and an Opinion of Counsel delivered by the Company, the Trustee has determined that this Fifth Supplemental Indenture is in form satisfactory to it;
WHEREAS, each of the Company, the Guarantor and the New Co-Obligor have been authorized by resolutions of their respective Boards of Directors to enter into this Fifth Supplemental Indenture; and
WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Fifth Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

WITNESSETH:
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company, the Guarantor, the New Obligor and the Trustee hereby agree as follows:
ARTICLE ONE
DEFINITIONS
Section 101.    Capitalized terms in this Fifth Supplemental Indenture that are not otherwise defined herein shall have the meanings set forth in the Indenture.
Section 102.     “Supplemented Indenture” shall mean the Indenture as supplemented by this Fifth Supplemental Indenture.
ARTICLE TWO
ASSUMPTION BY CO-OBLIGOR
Section 201.    The New Co-Obligor represents and warrants to the Trustee as follows:
(a)    The New Co-Obligor is duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.
(b)    The execution, delivery and performance by it of this Fifth Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.
Section 202.    The New Co-Obligor hereby expressly assumes, jointly and severally with the Company, the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the Securities issued under the Indenture, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company.
Section 203.    Nothing in this Supplemental Indenture shall alter the rights, duties or obligations of Ingersoll-Rand Global Holding Company Limited as the Company under the Indenture.
ARTICLE THREE
MISCELLANEOUS
Section 301.    This Fifth Supplemental Indenture is hereby executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Fifth Supplemental Indenture forms a part thereof.
Section 302.    This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 303.    This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
Section 304.    The Article headings herein are for convenience only and shall not affect the construction hereof.
Section 305.    If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with any provision of the Supplemented Indenture which is required to be included in the Supplemented Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.
Section 306.    In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 307.    Nothing in this Fifth Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fifth Supplemental Indenture or the Securities.
Section 308.    The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantor, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date first above written.

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED, as the Company By /s/ Robert L. Katz Name: Robert L. Katz Title: Senior Vice President and General Counsel
INGERSOLL-RAND INTERNATIONAL HOLDING LIMITED, as the Guarantor By /s/ Robert L. Katz Name: Robert L. Katz Title: President
INGERSOLL-RAND COMPANY, as the New Co-Obligor By /s/ Robert L. Katz Name: Robert L. Katz Title: Senior Vice President and General Counsel

[Fifth Supplemental Indenture to 2008 Indenture]

WELLS FARGO BANK, N.A., as Trustee By /s/ Yana Kislenko Name: Yana Kislenko Title: Vice President

[Fifth Supplemental Indenture to 2008 Indenture]